SED International Announces Second Quarter 2012 Financial Results

Net Income of $3.8 Million Driven by Strong Holiday Sales and Favorable Product Mix

Management Will Host Conference Call on Thursday, February 9 at 4:30 p.m. ET

LAWRENCEVILLE, Ga. February 9, 2012 -- SED International Holdings, Inc. (Amex: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances, housewares and personal care products, today announced financial results for the Company’s second quarter and the first six months of fiscal year 2012, which ended December 31, 2011.

Second Fiscal Quarter 2012 Financial Highlights

•	Quarterly net revenue decreased 3.8% to $150.9 million from $157 million in last year's comparable period due primarily to an industry-wide disk drive shortage related to flooding in Thailand, the location of major suppliers of disk drive and drive components.
•	Gross profit percent increased to 9.0%, an increase of 55.2%, to $13.6 million compared to 5.8% or $9.1 million in the comparable period last year.
•	Operating income increased 246% to $4.3 million compared to operating income of $1.2 million in the comparable period last year; net income increased 326% to $3.8 million compared to net income of $0.9 million in the comparable period last year.
•	EBITDA grew 229% year-over-year to a record $4.6 million compared to $1.4 million. As of December 31, 2011 cash and cash equivalents were $7.5 million, net trade receivables were $58.5 million, net inventories were $55.7 million and working capital was $21.3 million
•	SED’s Return on Invested Capital, or ROIC, for the second quarter of fiscal 2012 was 19.4%.

“SED delivered strong bottom-line results, due primarily to robust holiday sales and a favorable product mix,” said Jonathan Elster, president and chief executive officer of SED International. “The e-commerce segment, where we have made considerable investments, was a major driver of our holiday sales strength and our results benefitted from a more favorable product mix. While an industry-wide shortage of hard drives from a tragic natural disaster in Thailand resulted in lower revenues, margins improved due to the scarce supply and our careful management of the supply chain. I am proud of our success in continuing to deliver product to a broad base of customers in this tough environment by closely managing our inventory on hand and working with our vendor partners to secure incremental supply. We experienced solid growth in the housewares, small appliances, and personal care categories, both at the top- and bottom-lines, as a result of our ability to integrate and execute an important and strategic acquisition.”

Second Fiscal Quarter 2012 Financial Results

Net revenue for the three months ended December 31, 2011 decreased $6.0 million, or 3.8%, to $150.9 million from $157 million in last year's comparable period, primarily due to the hard drive shortage. Gross profit was $13.6 million, or 9.0% gross margin, compared to $9.1 million, or 5.8% gross margin in the comparable period last year. Total operating expenses were $9.4 million for the quarter ended December 31, 2011 compared to $7.9 million for the year-ago period. Operating expenses as a percentage of sales were 6.2% compared to 5.0% in the year-ago period. Selling, general and administrative expenses for the second quarter were $8.9 million or 5.9% of revenue, compared to $7.2 million, or 4.6% of revenue, for the year-ago quarter.

The Company reported operating income of approximately $4.3 million in the second quarter compared to operating income of $1.2 million in the second quarter last year. Net income was $3.8 million, or $0.79 per basic and $0.78 per diluted share compared to net income of approximately $0.9 million, or $0.19 per basic and $0.18 per diluted share, in the year-ago period. For the second fiscal quarter of 2012, adjusted EBITDA, a non-GAAP measure, was approximately $4.6 million compared to approximately $1.4 million in the prior year second quarter.

Mr. Elster continued, “SED delivered sequential and year-over-year improvement in net income on slightly lower revenues, demonstrating our ability to manage through challenging market conditions and develop higher margin business categories. We are working very hard to mitigate the issues surrounding hard drive product availability and continue to partner closely with suppliers to maximize the amount of inventory we can procure to satisfy our customers’ needs. We expect a gradual improvement of availability and normalization of margins over the next two quarters.”

Year-to-Date Fiscal 2012 Results

Net revenue for the six months ended December 31, 2011 was $306.8 million compared to $298.6 million for last year's comparable period. For the six months, gross profit increased to $21.2 million, or 6.9% gross margin, compared to gross profit of $16.3 million or 5.5% gross margin in last year's same period. Total operating expenses were $18.4 million, or 6.0% of revenue for the six months ended December 31, 2011 compared to $13.9 million, or 4.7% of revenue for the year-ago period. Operating income was $2.7 million compared to operating income of $2.4 million in the same period last year. Net income was $2.9 million or $0.61 income per basic and $0.60 per diluted share compared to net income of $1.6 million, or $0.35 per basic and $0.32 per fully diluted share in the year ago period.

For the first six months of fiscal 2012, non-GAAP adjusted EBITDA was $3.3 million compared to $2.8 million in the same period last year.

The Company generated approximately $12.2 million in operating cash flow in the period ended December 31, 2011. Cash and equivalents were $7.5 million as of December 31, 2011 compared with $4.8 million as of June 30, 2011. Borrowings outstanding under SED’s revolving credit lines were $35.3 million as of December 31, 2011 compared with $38.4 million as of June 30, 2011. The decrease in current borrowing primarily reflects SED’s lower inventory levels. Shareholders’ equity was $25 million, or $5.05 per share as of December 31, 2011 compared to $22.7 million, or $4.67 per share as of June 30, 2011.

Mr. Elster concluded, “We continue our strategy of investing for the future. The successful integration of our acquisition, which has given us a strong foothold in a strategic channel and an additional U.S. distribution center, is on track and has already been effective in expanding our customer base and providing higher margin product mix. The distribution center, located in New Jersey, provides us the opportunity to deliver even faster turnaround and superior service to not only Northeastern U.S. customers, but also to our growing e-commerce fulfillment business.”

Conference Call

SED International management will host a teleconference and webcast today, Thursday, February 9, 2012 at 4:30 p.m. ET. Interested parties may participate in the conference call by dialing 1-877-941-1427 in the United States and 1-480-629-9664 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately two hours following the conclusion of the live call through February 16, 2012. The audio replay may be accessed by dialing 1-877-870-5176 from the United States or 1-858-384-5517 internationally and entering access conference ID # 4506867.

The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the SED International website at http://www.sedonline.com. Following the live webcast, an online archived webcast will also be available at the SED International website.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Safe Harbor

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure earnings before interest, tax, depreciation, amortization, and gain on acquisition, (“EBITDA”). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net income, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. The Company’s management believes that EBITDA represents a key operating metric for its business and this measure is useful to investors. A reconciliation of EBITDA to GAAP Net Income for the three and six months ended December 31, 2011 and 2010 is included with this press release.

Investor Relations Contact

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

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SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2011	June 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$7,461	$4,751
Trade accounts receivables, less allowance for doubtful accounts of $874 and $783, respectively	58,450	64,335
Inventories	55,671	63,359
Deferred tax assets, net	535	443
Other current assets	9,022	6,617
Total current assets	131,139	139,505
Property and equipment, net	3,351	1,928
Intangible assets, net	323	—
Total assets	$134,813	$141,433

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$63,996	$70,681
Accrued and other current liabilities	10,535	9,581
Revolving credit facilities	35,288	38,430
Total current liabilities	109,819	118,692

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1.00 par value;129,500 shares authorized, none issued	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 7,086,188 shares issued and 4,952,352 shares outstanding at December 31, 2011 and 6,979,161 shares issued and 4,867,697 shares outstanding at June 30, 2011	70	70
Additional paid-in capital	70,878	70,648
Accumulated deficit	(27,176)	(30,112)
Accumulated other comprehensive loss	(3,987)	(3,171)
Treasury stock 2,133,836 shares and 2,111,464 shares, at cost	(14,791)	(14,694)
Total shareholders' equity	24,994	22,741
Total liabilities and shareholders' equity	$134,813	$141,433

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$150,925	$156,950	$306,764	$298,629
Cost of sales	137,287	147,803	285,607	282,322
Gross profit	13,638	9,147	21,157	16,307

Selling, general and administrative expense	8,894	7,225	16,809	13,590
Depreciation and amortization expense	187	117	312	213
Foreign currency transaction loss	282	568	933	121
Acquisition-related costs	—	—	370	—
Total operating expenses	9,363	7,910	18,424	13,924
Operating income	4,275	1,237	2,733	2,383

Interest income	(7)	(11)	(15)	(27)
Interest expense	395	263	699	495
Gain on acquisition	—	—	(998)	—
Income before income taxes	3,887	985	3,047	1,915
Income tax expense	121	101	111	293
Net income	$3,766	$884	$2,936	$1,622

Basic income per common share:	$.79	$.19	$.61	$.35
Diluted income per common share:	$.78	$.18	$.60	$.32

Weighted average number of common shares outstanding:
Basic	4,779,000	4,583,000	4,815,000	4,629,000
Diluted	4,826,000	5,038,000	4,884,000	5,056,000

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended December 31,
	2011	2010
Operating activities:
Net income	$2,936	$1,622
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	312	213
Deferred tax assets	(130)	(49)
Stock compensation	229	165
Gain from acquisition	(998)	—
Provision for losses on trade accounts receivable	221	550
Changes in operating assets and liabilities, net of assets acquired:
Trade accounts receivable	4,617	(6,829)
Inventories	11,543	(7,022)
Other current assets	(2,896)	(2,553)
Trade accounts payable	(5,057)	1,815
Accrued and other current liabilities	1,444	(1579)
Net cash provided by (used in) operating activities	12,221	(13,667)

Investing activities:
Purchases of equipment	(1,721)	(698)
Cash used in acquisition	(4,376)	—
Net cash used in investing activities	(6,097)	(698)

Financing activities:
Net (repayments) borrowings under revolving credit facilities	(3,142)	12,200
Purchases of company common stock	(97)	(410)
Net cash (used in) provided by financing activities	(3,239)	11,790
Effect of exchange rate changes on cash and cash equivalents	(175)	(101)
Net increase (decrease) in cash and cash equivalents	2,710	(2,676)
Cash and cash equivalents:
Beginning of period	4,751	7,445
End of period	$7,461	$4,769

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Reconciliation of GAAP net income to Non-GAAP adjusted EBITDA is as follows:

GAAP net income	$3,766	$884	$2,936	$1,622
Depreciation and amortization	187	117	312	213
Stock awards amortization (2)	114	60	229	165
Interest income	(7)	(11)	(15)	(27)
Interest expense	395	263	699	495
Income tax expense	121	101	111	293
Gain on acquisition (3)	–	–	(998)	–
Non-GAAP adjusted EBITDA	$4,576	$1,414	$3,274	$2,761

(1) This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP and our press release, which explains our use of non-GAAP measures.
(2) Stock award amortization related to non-cash charges for stock awards.
(3) Gain on the acquisition of the Lehrhoff assets recorded as a bargain purchase under ASC 805.

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